                                                                      Exhibit 11

                       Morgan Stanley Dean Witter & Co.
                       Computation of Earnings Per Share
                       (In millions, except share data)

                                                    Three Months Ended                     Six Months Ended
                                            -----------------------------------   ------------------------------------
                                                 May 31            May 31             May 31              May 31
                                                  2000              1999               2000                1999
                                            -----------------  ----------------   ----------------   -----------------
Basic:

Weighted-average shares outstanding            1,098,245,490     1,108,293,164      1,096,007,767       1,107,576,394
                                            =================  ================   ================   =================

Earnings:
    Net Income                                        $1,458            $1,151             $3,002              $2,188
    Less:Preferred stock dividend
         requirements                                     (9)              (10)               (18)                (21)
                                            -----------------  ----------------   ----------------   -----------------

    Earnings applicable to common shares              $1,449            $1,141             $2,984              $2,167
                                            =================  ================   ================   =================

Basic earnings per share                               $1.32             $1.03              $2.72               $1.96
                                            =================  ================   ================   =================

Diluted:

Weighted-average shares outstanding            1,098,245,490     1,108,293,164      1,096,007,767       1,107,576,394
Average common shares issuable
    under employee benefit plans                  47,155,819        41,590,052         46,409,180          39,928,748
Average common shares issuable upon
    conversion of ESOP preferred stock (1)                 -        23,428,154          3,905,822          23,511,228
                                            -----------------  ----------------   ----------------   -----------------


    Total weighted-average diluted shares      1,145,401,309     1,173,311,370      1,146,322,769       1,171,016,370
                                            =================  ================   ================   =================

Earnings:
    Net Income                                        $1,458            $1,151             $3,002              $2,188
    Less:Preferred stock dividend
         requirements                                     (9)               (9)               (18)                (18)
                                            -----------------  ----------------   ----------------   -----------------

    Earnings applicable to common shares              $1,449            $1,142             $2,984              $2,170
                                            =================  ================   ================   =================

    Diluted earnings per share                         $1.26             $0.97              $2.60               $1.85
                                            =================  ================   ================   =================

(1) In January 2000, all shares of the ESOP Convertible Preferred Stock were converted into shares of common stock of the Company.